WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic Canuso
July 27, 2017	(302) 571-6833 dcanuso@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 2Q 2017 EPS OF $0.64, A 10% INCREASE OVER 2Q 2016;
NET REVENUE IMPROVES 20% OVER 2Q 2016, DRIVEN BY STRONG ORGANIC AND ACQUISITION GROWTH IN LOANS, DEPOSITS, AND FEE INCOME

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $20.6 million, or $0.64 per diluted common share for 2Q 2017 compared to net income of $17.5 million, or $0.58 per share for 2Q 2016 and net income of $18.9 million, or $0.59 per share for 1Q 2017.
Net revenues (which includes interest income and noninterest income) were $86.0 million for 2Q 2017, an increase of $14.1 million, or 20% from 2Q 2016. The strong increase in net revenues included balanced growth in both net interest income and noninterest income. Net interest income was $54.3 million, an increase of $7.9 million, or 17% from 2Q 2016; and noninterest income was $31.7 million, an increase of $6.2 million, or 24% from 2Q 2016. Noninterest expenses were $52.7 million in 2Q 2017, an increase of $8.0 million, or 18% from 2Q 2016. This combination resulted in positive operating leverage and an improved efficiency ratio of 60.8% in 2Q 2017 compared with 61.5% in 2Q 2016. Return on average assets (ROA) was 1.23% for both 2Q 2017 and 2Q 2016. Return on average equity was 11.56% for 2Q 2017, compared with 11.60% for 2Q 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

Highlights for 2Q 2017:

•	Core earnings per share(1) of $0.63 increased 9% from $0.58 in 2Q 2016.

•	Core ROA(1) was 1.22% for 2Q 2017, compared to 1.23% for 2Q 2016. Core return on average tangible common equity(1) was 15.95% for 2Q 2017, compared to 13.97% for 2Q 2016.

•
Core net revenue(1) increased $13.9 million, or 19.5% from 2Q 2016, including a $7.9 million, or 17.0% increase in core net interest income(1) and a $6.0 million, or 24.1% increase in core fee income (noninterest income)(1), reflecting both continued strong organic and acquisition growth.

•	Core noninterest expenses(1) increased $8.2 million, or 18.6% from 2Q 2016, creating positive operating leverage and resulting in a strong core efficiency ratio(1) of 60.9%.
Notable items in the quarter:

•
WSFS realized $0.7 million (pre-tax), or approximately $0.01 per share (after-tax) in net gains on sales of securities in 2Q 2017, compared to $0.5 million, or approximately $0.01 per share in 2Q 2016.

•	WSFS recorded $0.4 million (pre-tax), or approximately $0.01 per share (after-tax) in corporate development expenses during 2Q 2017, compared to $0.5 million or $0.01 per share in 2Q 2016.

•
A large temporary trust deposit of $352.4 million that was received late in 1Q 2017 was withdrawn from the bank, as anticipated, in late April 2017. The impact of this deposit on our 2Q 2017 results is discussed in the net interest income and customer funding sections.

(1) Core earnings per share, core return on average assets (ROA), core return on average tangible common equity, core net revenue, core net interest income, core fee income, core noninterest expenses and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

CEO outlook and commentary
Mark A. Turner, President and CEO, said, "Our strong second quarter results demonstrate our disciplined approach in executing on our strategic goals, including the continued success in integrating and optimizing our recent business combinations and investments. Earnings growth was well balanced across our businesses highlighted by a 24.1% increase in core fee income from 2Q 2016, including 13% from organic growth. Our strong net interest income results reflect our rigorous approach to growing loans and deposits in a competitive environment. Expenses were well managed, with our core efficiency ratio improving from 1Q 2017 and 2Q 2016, while our credit quality metrics were strong and improved across all key ratios. We reported a core ROA of 1.22%, which keeps us well on track to meet or exceed our Strategic Plan goals, including our core and sustainable ROA goal of 1.30% by the fourth quarter of 2018.
"Importantly, during the quarter and for the second year in a row, we were honored to receive the 2017 Gallup Great Workplace Award. Focusing our efforts on engagement continues to be the main ingredient of our sustainable high-performance, and provides us the ability to better serve our communities. Our continued strong financial performance and market recognitions demonstrate the success of our strategy, 'Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners'."
Second Quarter 2017 Discussion of Financial Results
Net interest income and margin reflects good growth and disciplined pricing
Net interest income for 2Q 2017 was $54.3 million, an increase of $7.9 million, or 17% compared to 2Q 2016 due to both organic and acquisition-related growth.
The net interest margin for 2Q 2017 was 3.93%, a 3 bps increase from 3.90% for 2Q 2016. This includes a 6 bps negative impact due to our issuance of $100.0 million senior notes in late 2Q 2016, which will be substantially recovered as we plan to use part of the proceeds to pay off older, higher-cost debt in 3Q 2017. The year-over-year increase in the net interest margin reflects the positive effects of our combination with Penn Liberty, disciplined pricing of loans and deposits, and higher short-term interest rates. These increases were offset somewhat by higher wholesale borrowing costs to support increased fee income business from Cash Connect®.

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Compared with 1Q 2017, net interest income increased $1.2 million or 2% (not annualized) and net interest margin increased 3 bps due to the positive effect of loan and deposit growth, disciplined pricing, rising interest rates, and the aforementioned $352.4 million trust deposit. These positive impacts were offset somewhat by a decrease of $0.7 million, or 5 bps of net interest margin, in acquisition-related interest income accretion in 2Q 2017.
Loan portfolio growth continues
At June 30, 2017, WSFS’ net loan portfolio was $4.62 billion, an increase of $33.6 million, or 3% (annualized) compared to March 31, 2017. The increase resulted from a $28.2 million, or 24% (annualized) increase in consumer loans and a $7.6 million, or 1% (annualized) increase in total commercial loans, partially offset by a $2.0 million decrease in residential mortgages. The second quarter included an anticipated large number of commercial loan pay-downs and pay-offs. Nevertheless, net loan growth for the first six months of 2017 was $116.0 million, or 5% (annualized).
Compared to June 30, 2016, net loans increased $756.0 million, or 20%. This increase includes the loans acquired from Penn Liberty and organic loan growth of $272.5 million, or 7%. The majority of the year-over-year organic growth was in C&I loans, which increased $149.2 million, or 7%, consumer loans, which increased $66.1 million, or 18%, and construction loans, which increased $61.8 million, or 31%. These increases were partially offset by a decline in residential mortgages of $28.8 million, or 10%, reflecting our ongoing strategy of selling most newly-originated residential mortgages in the secondary market.
The following table summarizes loan balances and composition at June 30, 2017 compared to March 31, 2017 and June 30, 2016:

(Dollars in thousands)	June 30, 2017		March 31, 2017		June 30, 2016
Commercial & industrial	$2,433,256	52%	$2,431,442	53%	$2,044,802	53%
Commercial real estate	1,139,840	25	1,158,221	25	983,116	26
Construction	278,349	6	254,229	6	197,461	5
Total commercial loans	3,851,445	83	3,843,892	84	3,225,379	84
Residential mortgage	307,983	7	309,972	7	295,191	7
Consumer	495,717	11	467,507	10	376,304	10
Allowance for loan losses	(40,005)	(1)	(39,826)	(1)	(37,746)	(1)
Net Loans	$4,615,140	100%	$4,581,545	100%	$3,859,128	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Credit quality trends improve and remain favorable

Credit quality metrics improved during 2Q 2017, and reflect continued strength in portfolio performance.
Total delinquencies, which include nonperforming delinquencies, were only $23.9 million at June 30, 2017, a low 0.52% of gross loans, and represent a slight decrease from $24.2 million and 0.53% of gross loans at March 31, 2017. Excluding nonperforming delinquencies, performing-loan delinquencies were a very low 0.11% at June 30, 2017, near the lowest level in the past several years.
Total problem loans (all criticized, classified and nonperforming loans) decreased to $161.7 million, or 23.2% of Tier 1 capital plus the allowance for loan losses (ALLL) at June 30, 2017, compared to $184.0 million, or 27.1% at March 31, 2017.
Total nonperforming assets were $58.6 million at June 30, 2017, a $1.9 million decrease from March 31, 2017. The nonperforming assets to total assets ratio was 0.86% at June 30, 2017 compared to 0.88% at March 31, 2017. At June 30, 2017 and March 31, 2017, nonperforming assets included the impact of a $9.7 million locally-based, C&I participation that was downgraded during 1Q 2017 after a targeted energy sector review. The loan relationship has been, and continues to be, paying current, and positive resolution is expected in the near term.
Net charge-offs for 2Q 2017 were $1.7 million or only 0.15% of total net loans on an annualized basis, a decrease from $2.1 million, or 0.19% (annualized) in 1Q 2017, and an increase from $1.1 million, or 0.11% (annualized) during 2Q 2016.
Total credit costs (provision for loan losses, loan workout expenses, other real estate owned (OREO) expenses and other credit costs) were $2.3 million for 2Q 2017, a decrease from $2.8 million during 1Q 2017 and an increase from $1.3 million during 2Q 2016.
The ratio of the ALLL to total gross loans was 0.87% at June 30, 2017, which was flat when compared to March 31, 2017. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 1.02% at June 30, 2017 and 1.04% at March 31, 2017. The ALLL was 104% of nonaccruing loans at June 30, 2017 compared to 100% at March 31, 2017 and 259% at June 30, 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Customer funding reflects a decline in both seasonal public funding and higher-cost deposit balances
Total customer funding was $4.65 billion at June 30, 2017, a $448.4 million decrease from March 31, 2017. Customer funding balances at March 31, 2017 were positively impacted by one large temporary trust deposit of $352.4 million that was received late in 1Q 2017 and withdrawn from the bank, as anticipated, in April 2017. Excluding the impact of this deposit, customer funding decreased $96.0 million compared to March 31, 2017. The decrease was primarily due to a $40.7 million seasonal decline in public funding account balances and a purposeful decrease in higher-cost CDs during the quarter in order to enhance the net interest margin. These decreases were partially offset by a $9.3 million increase in low-cost relationship checking deposit accounts. Core deposits increased $110.3 million during the first six months of 2017, or 5% (annualized).
Customer funding increased $818.8 million, or 21% compared to June 30, 2016. In addition to deposits acquired from Penn Liberty of $574.8 million (fair market value at acquisition), organic customer funding growth was $244.0 million, or 6%, including organic core deposit growth of $306.8 million, or 9%, over the prior year, offset by purposeful run-off of higher-cost CDs.
Core deposits were 88% of total customer deposits, and no- and low-cost checking deposit accounts represent 48% of total customer deposits at June 30, 2017. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a rising-rate environment. The loan to customer deposit ratio was 99% at June 30, 2017.
The following table summarizes customer funding balances and composition at June 30, 2017 compared to March 31, 2017 and June 30, 2016:

(Dollars in thousands)	June 30, 2017		March 31, 2017		June 30, 2016
Noninterest demand	$1,319,749	28%	$1,658,111	33%	$977,154	26%
Interest-bearing demand	927,465	20	932,284	18	796,294	21
Savings	572,476	12	597,186	12	427,843	11
Money market	1,297,024	28	1,342,464	26	1,091,306	28
Total core deposits	4,116,714	88	4,530,045	89	3,292,597	86
Customer time deposits	535,115	12	570,186	11	540,418	14
Total customer deposits	$4,651,829	100%	$5,100,231	100%	$3,833,015	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Strong fee income growth continues
Core fee income (noninterest income) increased by $6.0 million, or 24.1%, to $31.0 million compared to 2Q 2016. This was the result of good growth across most of our businesses and included increases in investment management and fiduciary revenue of $2.6 million and credit/debit card and ATM income of $1.7 million, as well as $0.8 million from the gain on sale of Small Business Administration (SBA) loans. Our organic fee income growth was a healthy 13%, or more than half of the 24.1% year-over-year growth.
When compared to the seasonally-slow 1Q 2017, core fee income increased $3.2 million, or 12% (not annualized), including a $0.8 million increase in credit/debit card and ATM income, a $0.8 million increase in investment management and fiduciary revenue, and $0.7 million of higher mortgage banking revenue.
For 2Q 2017, fee income was 36.5% of total revenue (computed on a fully tax-equivalent basis), a meaningful increase when compared to 35.1% for 2Q 2016, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and ATM services (Cash Connect®).
Noninterest expense reflects recent combinations and franchise growth
Core noninterest expense(2) for 2Q 2017 was $52.4 million, an increase of $8.2 million or 18.6% from $44.1 million in 2Q 2016. Contributing to the year-over-year increase was $4.2 million of ongoing operating costs from our late 2016 combinations with Penn Liberty, Powdermill, and West Capital. The remaining increase primarily reflects higher compensation and related costs due to added staff to support overall franchise growth.
When compared to 1Q 2017, core noninterest expense increased $1.2 million, primarily due to a $1.0 million increase in legal and professional fees, which can be uneven, and higher operating expenses associated with seasonally stronger revenues. These higher costs were partially offset by a decline in compensation, occupancy, and related expenses due to higher 1Q 2017 costs due to typical seasonality.

(2) Core noninterest expense is a non-GAAP financial measure. For a reconciliation of this measure to its comparable GAAP measure, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grew 39% over the prior year
The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments, with $172.0 million in assets under management (AUM), provides insurance, asset management, and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment adviser with $822.0 million in AUM (includes $110.0 million of Christiana Trust assets for which Cypress serves as sub-adviser). Cypress is a fee-only wealth management firm offering a “balanced” investment style focused on preservation of capital and providing current income whose primary market segment is high net worth individuals. West Capital Management is a registered investment adviser with $796.7 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully customized solutions tailored to the unique needs of institutions and high net worth individuals. Christiana Trust, with $15.72 billion in assets under management and administration (includes $110.0 million of Christiana Trust assets for which Cypress serves as sub-adviser), provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $12.7 million for 2Q 2017. This was an increase of $3.2 million, or 34% compared to 2Q 2016 and an increase of $1.1 million compared to 1Q 2017. Included in the year-over-year increase, fee revenue increased $2.6 million, or 39%, compared to 2Q 2016. The year-over-year increase reflects continued growth in several Wealth business lines in addition to the combinations with Powdermill Financial Solutions LLC, which occurred in mid-August 2016, and West Capital Management, which occurred in mid-October 2016.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $9.1 million during 2Q 2017 compared to $6.1 million during 2Q 2016 and $8.3 million during 1Q 2017. The year-over-year increase in costs was due to higher legal and consulting costs on a few legacy trust matters, increased compensation expense due to higher revenue, other infrastructure costs necessary to support the continuing growth of the business, higher loan loss provision in Private Banking as well as the ongoing operational costs from the combinations with Powdermill and West Capital.
Pre-tax income in 2Q 2017 was $3.6 million compared to $3.4 million in 2Q 2016 and $3.3 million in 1Q 2017 and was driven by the above-mentioned factors.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Cash Connect net revenue increases 9% over same quarter 2016
Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services 21,000 non-bank ATMs and retail safes nationwide with over $900 million in cash and other fee-based services. Cash Connect® also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $9.1 million in net revenue (fee income less funding costs) in 2Q 2017, an increase of $0.8 million or 9% from 2Q 2016 and an increase of $0.7 million from 1Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Noninterest expense (including intercompany allocations of expense) was $7.3 million during 2Q 2017, an increase of $1.1 million from 2Q 2016 and an increase of $0.4 million compared to 1Q 2017.  The year-over-year increase in expenses was primarily due to higher operating costs associated with higher fee income as well as increased investments for several new features and enhancements to our managed services and smart safe products. Cash Connect® reported pre-tax income of $1.9 million for 2Q 2017, which was a decrease of $0.3 million, or 13% from 2Q 2016 as a result of margin compression from rising interest rates and loss of floor rate benefit. An increase of $0.3 million, or 16%, when compared to 1Q 2017 was primarily driven by business growth from Cash Connect®’s largest customers, more managed service business and growing momentum in its smart safe service offering.
Cash Connect® continues to focus on expanding both ATM and smart safe managed services to offset margin compression resulting from industry consolidation and increased expense pressure on our customers caused by the rising interest rate environment. Cash Connect® is also improving funding costs by optimizing cash usage throughout our network. Cash Connect® has a growing smart safe pipeline generated by several smart safe channel partners actively marketing our program, in addition to over 1,000 safes as of June 30, 2017, up from just over 100 safes at the end of 2015.
Income taxes
The Company recorded a $10.9 million income tax provision in 2Q 2017, compared to provisions of $8.6 million in 1Q 2017 and $8.5 million in 2Q 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

The effective tax rate was 34.5% in 2Q 2017, 31.2% in 1Q 2017, and 32.7% in 2Q 2016. The effective tax rate increased in 2Q 2017 in comparison with 1Q 2017 and 2Q 2016. The lower effective tax rate in prior quarters included higher tax benefits realized on stock-based compensation due to typical higher transaction volumes and the initial adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, Compensation – Stock Compensation (Topic 718) in 2Q 2016.
Capital management
WSFS’ total stockholders’ equity increased $18.6 million, or 3% (not annualized), to $722.6 million at June 30, 2017 from $704.0 million at March 31, 2017, primarily due to quarterly earnings and improvement in net unrealized losses in the investment portfolio, partially offset by stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(3) increased by 4% (not annualized) to $532.6 million at June 30, 2017 from $513.6 million at March 31, 2017 due to the reasons noted in the paragraph above.
WSFS’ common equity to assets ratio was 10.59% at June 30, 2017, and its tangible common equity to tangible assets ratio(3) increased by 32 bps during the quarter to 8.03%. At June 30, 2017, book value per share was $22.99, a $0.61, or 2.7% (not annualized), increase from March 31, 2017, and tangible common book value per share(3) was $16.94, a $0.61, or 3.7% (not annualized) increase from March 31, 2017.
At June 30, 2017, WSFS Bank’s Tier I leverage ratio of 10.06%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.42%, and Total Capital ratio of 12.14%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 2Q 2017, WSFS repurchased 71,000 shares of common stock at an average price of $45.18 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 821,194 shares, or nearly 3% of outstanding shares, remaining to repurchase under this current authorization. In addition, the Board of Directors approved a quarterly cash dividend of $0.07 per share of common stock. This dividend will be paid on August 25, 2017 to shareholders of record as of August 11, 2017.

(3) Tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

Second quarter 2017 earnings release conference call
Management will conduct a conference call to review 2Q 2017 results at 1:00 p.m. Eastern Time (ET) on Friday, July 28, 2017. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until Friday, August 11, 2017, by dialing 1-855-859-2056 and using Conference ID 52250061.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of June 30, 2017, WSFS Financial Corporation had $6.82 billion in assets on its balance sheet and $17.40 billion in assets under management and administration. WSFS operates from 76 offices located in Delaware (45), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company's trust and wealth management business; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company's Form 10-K for the year ended December 31, 2016 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Interest and fees on loans	$56,073	$54,681	$45,983	$110,754	$90,545
Interest on mortgage-backed securities	4,782	4,395	3,910	9,177	7,804
Interest and dividends on investment securities	1,136	1,249	1,226	2,385	2,446
Other interest income	343	501	384	844	754
	62,334	60,826	51,503	123,160	101,549
Interest expense:
Interest on deposits	3,341	3,075	2,204	6,416	4,322
Interest on senior debt	2,121	2,121	1,175	4,242	2,117
Interest on Federal Home Loan Bank advances	1,797	1,858	1,124	3,655	2,172
Interest on trust preferred borrowings	472	446	397	918	768
Interest on other borrowings	289	223	189	512	400
	8,020	7,723	5,089	15,743	9,779
Net interest income	54,314	53,103	46,414	107,417	91,770
Provision for loan losses	1,843	2,162	1,254	4,005	2,034
Net interest income after provision for loan losses	52,471	50,941	45,160	103,412	89,736

Noninterest income:
Credit/debit card and ATM income	8,925	8,131	7,253	17,056	14,154
Investment management and fiduciary revenue	8,835	8,039	6,282	16,874	11,536
Deposit service charges	4,560	4,397	4,342	8,957	8,618
Mortgage banking activities, net	1,844	1,185	1,816	3,029	3,470
Loan fee income	451	549	480	1,000	957
Investment securities gains, net	708	320	545	1,028	850
Bank-owned life insurance income	302	276	211	578	442
Other income	6,051	5,195	4,578	11,246	9,149
	31,676	28,092	25,507	59,768	49,176
Noninterest expense:
Salaries, benefits and other compensation	28,223	28,836	23,509	57,059	46,385
Occupancy expense	4,684	5,162	3,955	9,846	8,225
Equipment expense	3,498	3,124	2,516	6,622	4,989
Professional fees	2,669	1,635	2,934	4,304	5,337
Data processing and operations expense	1,750	1,618	1,522	3,368	3,064
Marketing expense	932	624	801	1,556	1,465
FDIC expenses	594	529	773	1,123	1,611
Corporate development expense	366	338	549	704	1,118
Loan workout and OREO expense	499	521	45	1,020	548
Other operating expenses	9,512	9,119	8,081	18,631	15,741
	52,727	51,506	44,685	104,233	88,483
Income before taxes	31,420	27,527	25,982	58,947	50,429
Income tax provision	10,850	8,590	8,504	19,440	17,181
Net income	$20,570	$18,937	$17,478	$39,507	$33,248
Diluted earnings per share of common stock:
Net income allocable to common stockholders	$0.64	$0.59	$0.58	$1.22	$1.10
Weighted average shares of common stock outstanding for fully diluted EPS	32,311,571	32,348,571	30,150,904	32,324,214	30,190,079
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENTS OF INCOME - continued
(Unaudited)

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Performance Ratios:
Return on average assets (a)	1.23%	1.12%	1.23%	1.17%	1.18%
Return on average equity (a)	11.56	11.00	11.60	11.28	11.16
Return on average tangible common equity (a)(o)	16.12	15.59	13.97	15.86	13.52
Net interest margin (a)(b)	3.93	3.90	3.90	3.91	3.88
Efficiency ratio (c)	60.81	62.87	61.49	61.81	62.11
Noninterest income as a percentage of total net revenue (b)	36.53	34.29	35.10	35.44	34.52
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION  (Unaudited)

(Dollars in thousands)	June 30, 2017	March 31, 2017	June 30, 2016
Assets:
Cash and due from banks	$118,555	$120,913	$104,507
Cash in non-owned ATMs	623,232	730,747	599,114
Investment securities (d)	166,211	197,206	205,625
Other investments	39,356	23,605	38,754
Mortgage-backed securities (d)	814,882	755,530	727,232
Net loans (e)(f)(l)	4,615,140	4,581,545	3,859,128
Bank owned life insurance	102,007	101,700	91,491
Goodwill and intangibles	189,983	190,372	94,073
Other assets	153,061	151,281	114,183
Total assets	$6,822,427	$6,852,899	$5,834,107
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,319,749	$1,658,111	$977,154
Interest-bearing deposits	3,332,080	3,442,120	2,855,859
Total customer deposits	4,651,829	5,100,231	3,833,013
Brokered deposits	182,221	276,599	159,126
Total deposits	4,834,050	5,376,830	3,992,139
Federal Home Loan Bank advances	823,651	298,095	886,767
Other borrowings	339,103	402,754	282,035
Other liabilities	103,000	71,219	55,970
Total liabilities	6,099,804	6,148,898	5,216,911
Stockholders’ equity	722,623	704,001	617,196
Total liabilities and stockholders’ equity	$6,822,427	$6,852,899	$5,834,107
Capital Ratios:
Equity to asset ratio	10.59%	10.27%	10.58%
Tangible common equity to tangible asset ratio (o)	8.03	7.71	9.11
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%) (p)	11.42	11.25	12.26
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%) (p)	10.06	9.60	10.48
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%) (p)	11.42	11.25	12.26
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%) (p)	12.14	11.97	13.05
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$38,382	$39,678	$14,581
Troubled debt restructuring (accruing)	18,109	17,260	14,070
Assets acquired through foreclosure	2,121	3,582	2,935
Total nonperforming assets	$58,612	$60,520	$31,586
Past due loans (h)	$92	$1,765	$720
Allowance for loan losses	40,005	39,826	37,746
Ratio of nonperforming assets to total assets	0.86%	0.88%	0.54%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.59	0.63	0.30
Ratio of allowance for loan losses to total gross loans (i)(n)	0.87	0.87	0.98
Ratio of allowance for loan losses to nonaccruing loans	104	100	259
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.15	0.19	0.11
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.17	0.19	0.07

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,418,957	$17,725	5.01%	$1,392,925	$17,023	4.96%	$1,207,324	$14,952	4.98%
Residential real estate loans	274,114	3,980	5.81	281,953	4,981	7.07	272,792	4,312	6.38
Commercial loans	2,434,437	28,455	4.72	2,391,817	26,897	4.59	2,016,604	22,328	4.49
Consumer loans	478,326	5,589	4.69	457,373	5,408	4.80	367,769	4,074	4.46
Loans held for sale	32,339	324	4.01	41,092	372	3.62	31,270	317	3.56
Total loans	4,638,173	56,073	4.86	4,565,160	54,681	4.87	3,895,759	45,983	4.77
Mortgage-backed securities (d)	783,007	4,782	2.44	759,159	4,395	2.32	727,359	3,910	2.15
Investment securities (d)	166,536	1,136	4.05	228,841	1,249	3.17	205,944	1,226	3.48
Other interest-earning assets	33,155	343	4.14	42,910	501	4.67	32,465	384	4.73
Total interest-earning assets	5,620,871	62,334	4.50%	5,596,070	60,826	4.46%	4,861,527	51,503	4.32%
Allowance for loan losses	(40,546)			(40,556)			(37,351)
Cash and due from banks	127,848			145,712			96,784
Cash in non-owned ATMs	574,348			683,138			510,684
Bank owned life insurance	101,809			101,522			91,310
Other noninterest-earning assets	343,216			348,582			207,305
Total assets	$6,727,546			$6,834,468			$5,730,259
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$914,915	$453	0.20%	$919,456	$385	0.17%	$784,507	$254	0.13%
Money market	1,286,977	1,061	0.33	1,323,969	1,026	0.31	1,100,449	787	0.29
Savings	588,610	276	0.19	574,252	213	0.15	436,929	113	0.10
Customer time deposits	550,373	1,060	0.77	581,547	1,090	0.76	550,661	750	0.55
Total interest-bearing customer deposits	3,340,875	2,850	0.34	3,399,224	2,714	0.32	2,872,546	1,904	0.27
Brokered deposits	211,751	491	0.93	175,789	361	0.83	231,509	300	0.52
Total interest-bearing deposits	3,552,626	3,341	0.38	3,575,013	3,075	0.35	3,104,055	2,204	0.29
FHLB of Pittsburgh advances	639,147	1,797	1.13	866,780	1,858	0.87	714,271	1,124	0.63
Trust preferred borrowings	67,011	472	2.83	67,011	446	2.70	67,011	397	2.38
Senior Debt	152,231	2,121	5.57	152,103	2,121	5.58	74,114	1,175	6.34
Other borrowed funds	127,381	289	0.91	142,292	223	0.64	135,017	189	0.56
Total interest-bearing liabilities	4,538,396	8,020	0.71%	4,803,199	7,723	0.65%	4,094,468	5,089	0.50%
Noninterest-bearing demand deposits	1,404,186			1,255,950			981,033
Other noninterest-bearing liabilities	71,183			76,845			48,543
Stockholders’ equity	713,781			698,474			606,215
Total liabilities and stockholders’ equity	$6,727,546			$6,834,468			$5,730,259
Excess of interest-earning assets over interest-bearing liabilities	$1,082,475			$792,871			$767,059
Net interest and dividend income		$54,314			$53,103			$46,414

Interest rate spread			3.79%			3.81%			3.82%

Net interest margin(o)			3.93%			3.90%			3.90%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Market price of common stock:
High	$50.55	$48.20	$37.10	$50.55	$37.10
Low	42.90	43.25	30.56	42.90	26.40
Close	45.35	45.95	32.19	45.35	32.19
Book value per share of common stock	22.99	22.38	20.89
Tangible common book value per share of common stock (o)	16.94	16.33	17.70
Number of shares of common stock outstanding (000s)	31,435	31,458	29,549
Other Financial Data:
One-year repricing gap to total assets (k)	(2.66)%	1.15%	2.22%
Weighted average duration of the MBS portfolio	5.0 years	5.3 years	3.6 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(4,342)	$(7,145)	$12,841
Number of Associates (FTEs) (m)	1,216	1,138	1,017
Number of offices (branches, LPO’s, operations centers, etc.)	76	77	63
Number of WSFS owned ATMs	445	446	445
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures, see pages 18 and 19 of this press release.

(p)	Calculated for Wilmington Savings Fund Society, FSB.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net interest income (GAAP)	$54,314	$53,103	$46,414	$107,417	$91,770
Core net interest income (non-GAAP)	54,314	53,103	46,414	107,417	91,770
Noninterest Income (GAAP)	31,676	28,092	25,507	59,768	49,176
Less: Securities gains	708	320	545	1,028	850
Core fee income (non-GAAP)	30,968	27,772	24,962	58,740	48,326
Core net revenue (non-GAAP)	$85,282	$80,875	$71,376	$166,157	$140,096
Core net revenue (non-GAAP)(tax-equivalent)	$86,000	$81,607	$72,125	$167,607	$141,603
Noninterest expense (GAAP)	52,727	51,506	44,685	104,233	88,483
Less: Corporate development costs	366	338	549	704	1,118
Core noninterest expense (non-GAAP)	$52,361	$51,168	$44,136	$103,529	$87,365
Core efficiency ratio (c)	60.9%	62.7%	61.2%	61.8%	61.7%

	End of period
	June 30, 2017	March 31, 2017	June 30, 2016
Total assets	$6,822,427	$6,852,899	$5,834,107
Less: Goodwill and other intangible assets	189,983	190,372	94,073
Total tangible assets	$6,632,444	$6,662,527	$5,740,034
Total stockholders’ equity	$722,623	$704,001	$617,196
Less: Goodwill and other intangible assets	189,983	190,372	94,073
Total tangible common equity (non-GAAP)	$532,640	$513,629	$523,123
Calculation of tangible common book value per share:
Book value per share (GAAP)	$22.99	$22.38	$20.89
Tangible common book value per share (non-GAAP)	16.94	16.33	17.70
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.59%	10.27%	10.58%
Tangible common equity to tangible assets ratio (non-GAAP)	8.03	7.71	9.11

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
GAAP net income	$20,570	$18,937	$17,478	$39,507	$33,248
Pre-tax adjustments: Sec. gains, corp. dev. costs	(342)	18	4	(324)	268
Tax impact of adjustments	120	8	—	128	23
Non-GAAP net income	$20,348	$18,963	$17,482	$39,311	$33,539

GAAP return on average assets (ROA)	1.23%	1.12%	1.23%	1.17%	1.18%
Pre-tax adjustments: Sec. gains, corp. dev. costs	(0.02)	—	—	(0.02)	0.01
Tax impact of adjustments	0.01	—	—	0.01	—
Core ROA (non-GAAP)	1.22%	1.12%	1.23%	1.16%	1.19%

GAAP EPS	$0.64	$0.59	$0.58	$1.22	$1.10
Pre-tax adjustments: Sec. gains, corp. dev. costs	(0.01)	—	—	(0.01)	0.01
Tax impact of adjustments	—	—	—	—	—
Core EPS (non-GAAP)	$0.63	$0.59	$0.58	$1.21	$1.11

Calculation of return on average tangible common equity:
GAAP net income	$20,570	$18,937	$17,478	$39,507	$33,248
Plus: Tax effected amortization of intangible assets	474	589	300	1,063	655
Net tangible income (non-GAAP)	$21,044	$19,526	$17,778	$40,570	$33,903
Average shareholders’ equity	$713,781	$698,474	$606,215	$706,169	$599,131
Less: average goodwill and intangible assets	190,125	190,600	94,434	190,361	94,754
Net average tangible common equity	$523,656	$507,874	$511,781	$515,808	$504,377
Return on average tangible common equity (non-GAAP)	16.12%	15.59%	13.97%	15.86%	13.52%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$20,348	$18,963	$17,482	$39,311	$33,539
Plus: Tax effected amortization of intangible assets	474	589	300	1,063	655
Core net tangible income (non-GAAP)	$20,822	$19,552	$17,782	$40,374	$34,194
Net average tangible common equity	$523,656	$507,874	$511,781	$515,808	$504,377
Core return on average tangible common equity (non-GAAP)	15.95%	15.61%	13.97%	15.78%	13.63%